Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2020 RESULTS
Minimal Negative Impacts from COVID-19
Agriculture Deemed Essential Business in Company's Major Markets
Strong Spring Season in North America

TAMPA, FL, May 4, 2020 - The Mosaic Company (NYSE: MOS), reported net sales of $1.8 billion and a year-over-year finished goods sales volume increase of 14 percent. The company reported a net loss of $203 million for the first quarter of 2020, including $295 million of noncash foreign currency losses, which were primarily offset in other comprehensive income on the balance sheet. Adjusted net loss was $21 million, a decrease of $119 million from the prior year, as lower finished goods prices were partially offset by lower phosphate raw material costs and strong sales volumes. The loss per share was $0.54, adjusted loss per share was $0.06 and adjusted EBITDA(1) was $214 million.
Highlights:

•
Agriculture has been deemed an essential business in nearly all of Mosaic's key markets, resulting in the prioritization of logistics and support for agricultural inputs, including fertilizer, in order to ensure food security.

•	To date, there have been no material impacts to Mosaic's operating facilities, employees, supply chain and logistics as a result of COVID-19.

•	The company's action plans and employee diligence have resulted in only a handful of employee COVID-19 cases, which have been effectively isolated.

•	Mosaic continues to support its communities by investing over $1.5 million in local food and medical supply relief.

•	Cash flow from operations was $190 million, a $366 million improvement from the year-ago period, as a result of stronger markets and volumes, and an improved working capital position.

◦	In 2020, in addition to cash flow from earnings, the company expects to receive up to $170 million in cash proceeds from tax refunds and the unwinding of an interest rate swap.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•
Unrestricted cash totaled $1.1 billion as of March 31, as the company accessed credit facilities and managed working capital to ensure maximum financial flexibility during the current period of economic volatility.

•	Sales volumes in all three businesses in the first quarter were higher than one year ago.

◦	Sales of potash and phosphate in North America were driven by late-fall applications resulting in strong sales volumes early in the year.

◦	Mosaic's Brazilian business recorded its best ever first quarter sales volume.

•	The company continues to execute well and make progress toward its 2021 targets.

◦	Mosaic Fertilizantes achieved transformational savings of $17 million in the quarter towards its $50 million 2020 target.

▪	The cash costs of phosphate rock per tonne in real were R$312, ahead of the 2021 target of
R$320.

▪	The cash costs of phosphate conversion per tonne were R$309, down from R$321 in 2019, migrating towards its 2021 target of R$275.

◦
Potash cash costs of production per tonne, excluding brine costs, were $59, reflecting the accelerated shift of production to Esterhazy K3 and currency benefits, driving costs lower than the 2021 target of $62 per tonne.

▪	The Esterhazy K3 mine development project continues to progress, with the third automated miner placed into service in the first quarter.

◦	Phosphates' mining delivered cash rock costs of $36 per tonne, better than the $39 per tonne 2021 target, and the best quarterly result in six quarters.

“Mosaic's products are critical to ensuring that the global food supply remains sufficient and we appreciate the efforts of governments, our supply chain partners, our customers and Mosaic's employees to support farmers' needs,” said Joc O’Rourke, President and Chief Executive Officer. "We are all moving forward to capture the opportunity before us: meeting ever-rising demand for food."

Cash flow provided by operating activities in the first quarter of 2020 was $190 million, compared to operating cash flow of negative $176 million in 2019 and negative $71 million in the same period of 2018. The first quarter typically reflects a seasonal inventory build that increases working capital. The working capital decrease of $194 million during the first quarter of 2020 primarily reflected significantly stronger sales volumes, up 14 percent from the prior year period, declining company inventories, and diligent management of other working capital items. Capital expenditures totaled $264 million in the quarter, down from $314 million in the prior year period. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $1.1 billion compared with $385 million a year ago, and include $400 million drawn from a $2 billion committed line of credit in March 2020, for the sole purpose of prudently increasing cash-on-hand. During the first quarter, the company also accessed approximately $575 million under short term working capital facilities and reduced outstanding structured payables in Brazil by $241 million. Long-term debt was $4.6 billion as of March 31, 2020.

Potash Results*	1Q 2020	4Q 2019	1Q 2019
Sales Volumes million tonnes	1.9	1.5	1.9
MOP Selling Price(2)	$200	$224	$243
Average Finished Product Selling Price (destination)	$233	$264	$271
*Tonnes = finished product tonnes
(2) Average MOP Selling Price (fob mine)
Net sales in the Potash segment totaled $442 million for the first quarter, down from $504 million last year, driven primarily by lower prices. Volumes were flat with the year-ago period, as improving North American sales were offset by the global impacts of a lack of a Chinese contract. Gross margin was $109 million for the first quarter compared to $185 million for the same period a year ago, as lower prices more than offset lower costs per tonne.
The actions the company has taken to lower costs through the optimization of production and the accelerated development of K3, has driven the net cash costs of production, excluding brine management costs, to $59 per tonne, below the company's 2021 target of $62 per tonne at an 85% operating rate and the lowest cost per tonne since the fourth quarter of 2018 which had a 99% operating rate. Cash brine management costs declined to $21 million from $28 million in the year ago period, as the company continues to benefit from the risk mitigation effects of K3.

Mosaic Fertilizantes Results*	1Q 2020	4Q 2019	1Q 2019
Sales Volumes million tonnes	2.1	2.2	1.5
Brazil MAP Selling Price(3)	$330	$365	$483
Average Finished Product Selling Price (destination)	$352	$394	$457
*Tonnes = finished product tonnes
(3) Average MAP selling price (Brazil production, delivered price to third party customers)
Mosaic Fertilizantes delivered its best first quarter since formation in terms of sales volumes and gross margin. Net sales in the Mosaic Fertilizantes segment were $731 million for the first quarter, up from $698 million in the prior year first quarter despite a softer pricing environment. Gross margin was $66 million, compared to $52 million for the same period a year ago. The year-over-year increase in gross margin was driven by improved margins and volumes in the distribution business coupled with a significant currency tailwind.
Mosaic Fertilizantes delivered $17 million in transformational benefits in the quarter, ahead of plan. For the full year 2020, the company continues to believe it will achieve $50 million in Mosaic Fertilizantes' transformational benefits.
Mosaic Fertilizantes' cash costs of phosphate rock per tonne were R$312, ahead of the 2021 target of R$320. Cash costs of phosphate conversion per tonne were R$309 in the first quarter, down from R$321 in 2019 and on a path to the 2021 target of R$275.

Phosphates Results*	1Q 2020	4Q 2019	1Q 2019
Sales Volumes million tonnes	1.9	2.0	1.8
DAP Selling Price(4)	$274	$266	$373
Average Finished Product Selling Price (destination)	$317	$329	$442
*Tonnes = finished product tonnes
(4) Average DAP Selling Price (fob plant)
Phosphates sales volumes improved from the same period one year ago as North America experienced a late fall application surge, which drove strong sales early in the first quarter of 2020. Net sales in the Phosphates segment were $619 million for the first quarter, down from $806 million in the prior year first quarter, primarily driven by lower sales prices. Gross margin in the first quarter was $(83) million, compared to $55 million in the prior year first quarter, as lower prices and the cost impact of a lower operating rate were only partially offset by improved raw material costs. Gross margin per tonne was $(43), including $2 per tonne incremental costs from the COVID-19 related temporary idling of Miski Mayo phosphate mine. Cash gross margin, excluding the Miski Mayo idling impact, was $18 per tonne.
The cash cost of mined rock in Florida fell to $36 per tonne from $43 per tonne in the prior year first quarter, due to transformational efforts and favorable geology in the current mining areas.
The cash cost of conversion increased slightly year-over-year, due to the January and February curtailment of operations at the Bartow facility.
Other
The company recorded a total of $295 million in unrealized foreign currency losses in the first quarter. Of this amount, $239 million resulted from the normal quarter end accounting process for U.S. dollar denominated payables on non U.S. subsidiaries' balance sheets. This amount was offset in the consolidated balance sheet under other comprehensive income. The remaining $56 million reflects the mark-to-market on normal course hedging activity.
Selling, general and administrative costs (SG&A) were $68 million, down from $94 million in the year-ago period. The decline reflects lower total shareholder return (TSR) based long-term incentive payments, primarily due to the company not meeting the performance hurdles for vesting in fiscal 2019.
In addition to cash generated from earnings, the company expects up to $170 million in cash proceeds from both U.S. and non-U.S. tax refunds and the unwinding of an interest rate swap in 2020. These cash tax refunds are in excess of those factored into the company's previously disclosed cash tax estimate for 2020.
The tax rate during the first quarter of 2020 was 42 percent due to the pretax loss and changes in the mix of earnings from various tax jurisdictions. The full year 2020 effective tax rate is expected to be in the mid-to-high 30 percent range.  Net cash income tax in 2020 is expected to be a refund of approximately $15 million, compared to prior expectations of a net payment of $60 million.

2020 Market Outlook and Key Assumptions
Brazilian growers are benefiting significantly from the weak Brazilian currency, with fertilizer demand on path to set another shipment record. In North America, fertilizers applications are in the peak spring season, and demand is running high. Mosaic’s retail distribution customers are reporting that demand is out-pacing even their high expectations.
Our April shipment volumes were robust, and North American prices through April have responded positively. We are seeing phosphate cargos that will arrive in May, too late for spring application, pressuring price quotes for May delivery. We believe this dislocation is temporary, and market conditions remain good overall. The impact of COVID-19 in North America has pushed Mosaic’s customers to try to accelerate deliveries where possible, but otherwise the season is playing out like many other normal springs.
In the back half of 2020 there is risk to global shipment volumes if the negative impact of COVID-19 on biofuel and related crop prices continues. Farmers are receiving substantial governmental support globally, which could mitigate the potential negative impact on fertilizer demand.
The Company provides the following modeling assumptions for the full year 2020:

Estimated reconciling items EBITDA(1) to EPS	Full Year 2020
Depreciation, Depletion & Amortization	$910 - $920 million
Net Interest Expense	$180 - $190 million
Non-notable adjustments	$80 - $90 million
Effective tax rate*	Mid to High 30’s %
Capital expenditures	~ $1.2 billion
*Changed from assumptions provided in the prior period
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic has posted prepared comments on its website, www.mosaicco.com/investors, commensurate with the posting of related slides, this release, and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions and other topics on Tuesday, May 5, 2020 at 11 am Eastern. The fireside chat will be available both on its website and via telephone at the following numbers: North America 800-585-8367 or 855-859-2056; International 404-537-3406. Conference ID# 7773008. All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (COVID-19) pandemic, the potential drop in oil demand/production and its impact on the availability and price of sulfur, political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP EBITDA, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended June 30, 2018, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2020, the Company reported the following notable items which, combined, negatively impacted earnings per share by $(0.48):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(214)	$70	$(0.38)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(51)	17	(0.09)
Legal contingencies	Mosaic Fertilizantes	Other operating income (expense)	(9)	3	(0.02)
Accelerated depreciation	Potash	Cost of goods sold	(22)	7	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(8)	2	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(8)	3	(0.02)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	5	(2)	0.01
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	28	0.08
Government mandated mine shut-down	Phosphates	Cost of goods sold	(5)	2	(0.01)
Total Notable Items			$(312)	$130	$(0.48)
For the three months ended March 31, 2019, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.09:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$23	$(6)	$0.05
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	25	(7)	0.05
Louisiana gypstack costs	Phosphates	Cost of goods sold	(9)	2	(0.02)
Integration costs	Corporate and Other	Other operating income (expense)	(5)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	(0.01)
Earn-out obligation	Corporate and Other	Other operating income (expense)	11	—	0.03
Total Notable Items			$42	$(9)	$0.09

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2020	2019
Net sales	$1,798.1	$1,899.7
Cost of goods sold	1,756.7	1,590.2
Gross margin	41.4	309.5
Selling, general and administrative expenses	67.9	93.5
Other operating expense	39.7	13.9
Operating (loss) earnings	(66.2)	202.1
Interest expense, net	(41.1)	(47.0)
Foreign currency transaction (loss) gain	(214.2)	22.6
Other income (expense)	4.5	(1.1)
(Loss) earnings from consolidated companies before income taxes	(317.0)	176.6
(Benefit from) provision for income taxes	(133.0)	46.6
(Loss) earnings from consolidated companies	(184.0)	130.0
Equity in net (loss) of nonconsolidated companies	(20.0)	(0.1)
Net (loss) earnings including noncontrolling interests	(204.0)	129.9
Less: Net (loss) attributable to noncontrolling interests	(1.0)	(0.9)
Net (loss) earnings attributable to Mosaic	$(203.0)	$130.8
Diluted net (loss) earnings per share attributable to Mosaic	$(0.54)	$0.34
Diluted weighted average number of shares outstanding	378.8	387.4

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,069.2	$519.1
Receivables, net	723.0	803.9
Inventories	1,930.9	2,076.4
Other current assets	498.0	318.8
Total current assets	4,221.1	3,718.2
Property, plant and equipment, net of accumulated depreciation of $7,268.0 million and $7,292.0 million, respectively	10,989.6	11,690.0
Investments in nonconsolidated companies	742.3	763.6
Goodwill	1,077.0	1,156.9
Deferred income taxes	606.3	515.4
Other assets	1,339.2	1,454.4
Total assets	$18,975.5	$19,298.5
Liabilities and Equity
Current liabilities:
Short-term debt	$1,008.2	$41.6
Current maturities of long-term debt	46.7	47.2
Structured accounts payable arrangements	502.0	740.6
Accounts payable	691.7	680.4
Accrued liabilities	1,020.4	1,081.9
Total current liabilities	3,269.0	2,591.7
Long-term debt, less current maturities	4,525.2	4,525.5
Deferred income taxes	977.0	1,040.7
Other noncurrent liabilities	1,644.4	1,773.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,902,778 shares issued and 379,020,281 shares outstanding as of March 31, 2020, 389,646,939 shares issued and 378,764,442 shares outstanding as of December 31, 2019	3.8	3.8
Capital in excess of par value	847.7	858.4
Retained earnings	9,718.7	9,921.5
Accumulated other comprehensive loss	(2,184.0)	(1,598.2)
Total Mosaic stockholders' equity	8,386.2	9,185.5
Noncontrolling interests	173.7	182.1
Total equity	8,559.9	9,367.6
Total liabilities and equity	$18,975.5	$19,298.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net cash provided by (used in) operating activities	$189.9	$(175.5)
Cash Flows from Investing Activities:
Capital expenditures	(263.5)	(313.9)
Purchases of available-for-sale securities - restricted	(210.0)	(186.9)
Proceeds from sale of available-for-sale securities - restricted	203.8	182.3
Purchases of held-to-maturity securities	(0.7)	(13.0)
Proceeds from sale of held-to-maturity securities	0.8	2.3
Other	(0.1)	0.3
Net cash used in investing activities	(269.7)	(328.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(132.6)	(53.7)
Proceeds from issuance of short-term debt	1,105.4	206.0
Payments of structured accounts payable arrangements	(412.9)	(319.7)
Proceeds from structured accounts payable arrangements	171.6	209.5
Payments of long-term debt	(14.2)	(10.1)
Cash dividends paid	(18.9)	(9.6)
Other	(0.1)	(0.1)
Net cash provided by financing activities	698.3	22.3
Effect of exchange rate changes on cash	(68.9)	13.5
Net change in cash, cash equivalents and restricted cash	549.6	(468.6)
Cash, cash equivalents and restricted cash - beginning of period	532.3	871.0
Cash, cash equivalents and restricted cash - end of period	$1,081.9	$402.4

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$1,069.2	$384.6
Restricted cash in other current assets	8.6	8.8
Restricted cash in other assets	4.1	9.0
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$1,081.9	$402.4

Earnings Per Share Calculation

	Three months ended March 31,
	2020	2019
Net (loss) earnings attributable to Mosaic	$(203.0)	$130.8
Basic weighted average number of shares outstanding	378.8	385.5
Dilutive impact of share-based awards	—	1.9
Diluted weighted average number of shares outstanding	378.8	387.4
Basic net (loss) earnings per share attributable to Mosaic	$(0.54)	$0.34
Diluted net (loss) earnings per share attributable to Mosaic	$(0.54)	$0.34
Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended March 31,	Three months ended March 31,
	2020	2019
Consolidated net (loss) earnings attributable to Mosaic	$(203)	$131
Less: Consolidated interest expense, net	(41)	(47)
Plus: Consolidated depreciation, depletion and amortization	217	218
Plus: Accretion expense	17	15
Plus: Share-based compensation (income) expense	(10)	15
Plus: Consolidated (benefit from) provision for income taxes	(133)	46
Plus: Notable items	285	(42)
Adjusted EBITDA	$214	$430